Exhibit 99.2

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 11, 2004

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Earnings Soar 85% in Q3

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company doing business under the Anthropologie, Free People and Urban Outfitters brands, today announced record earnings of $26.0 million for the third quarter ended October 31, 2004, an 85% increase over the comparable quarter last year. Third quarter earnings per diluted share rose to $0.31 this year versus $0.17 in the prior year.

As reported earlier, net sales for the quarter grew by 52% to a record $216.4 million. This increase over the prior year was fueled by:

$	A 37% expansion in the number of stores in operation;
$	An 18% jump in total Company comparable store sales;
$	An 85% spike in Direct-to-consumer sales; and
$	A 58% gain in Wholesale sales

For the quarter, comparable store sales at Anthropologie, Free People and Urban Outfitters rose by 22%, 48% and 15%, respectively, for a combined 18% increase. This improvement followed a 17% combined ‘comp’ store sales increase for the same quarter last year. For the nine months ended October 31, 2004, total Company comparable store sales jumped by 25%, and total Company sales increased to a record $576.1 million, a 55% increase over the comparable period last year.

“All of our Brands and all of our channels of distribution produced truly outstanding results during the quarter. Store sales remained strong across all regions; Direct sales continue to surge ahead and the Free People business is explosive. I am especially pleased that we delivered a 20% operating margin for the quarter,” said Richard A. Hayne, Chairman and President; adding, “Our performance thus far this year is testament to the strength of our Brands, the validity of our business strategies and the ability of our teams to deliver the products and the experiences our customers want.”

Net sales for the periods were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2004	2003	2004	2003
	(in thousands)		(in thousands)
Urban Outfitters store sales	$102,723	$71,290	$272,130	$184,149
Anthropologie store sales	81,467	52,865	221,807	141,693
Direct-to-consumer sales	23,505	12,690	60,479	31,421
Free People sales	8,658	5,486	21,711	14,975

Total net sales	$216,353	$142,331	$576,127	$372,238

For the quarter and the nine months, the Company’s gross profit margins increased by 235 and 365 basis points, respectively, versus the comparable prior year periods. These gains were due primarily to higher initial merchandise margins, decreased markdowns and the leveraging of occupancy and merchandise buying related expenses.

As of October 31, 2004, total Company inventories grew by $40.7 million on a year-over-year basis. This increase was primarily due to the acquisition of inventory to stock new retail stores. On a comparable store basis, inventories grew by 22% versus a 1% decrease in the prior year. This year’s increase reflects the earlier receipt of Holiday Season merchandise and a more appropriate level of merchandise which is required to meet the current customer demand. Sales in early November continue to significantly exceed plan, although we expect ‘comps’ to continue to moderate throughout the fourth quarter of the current fiscal year and the first quarter of next year.

For the quarter and the nine months, selling, general and administrative expenses, expressed as percentages of net sales, decreased by approximately 111 and 135 basis points, respectively, versus the same periods in the prior year. This improvement primarily related to the leveraging of store-related expenses including direct labor, store management and support.

During the nine months ended October 31, 2004, the Company opened 20 new stores – 10 Anthropologie stores and 10 Urban Outfitters stores. Management plans to open at least 6 additional new stores, including one additional Free People store, during the remainder of Fiscal 2005.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler that offers a variety of lifestyle merchandise to highly defined customer niches through 71 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 62 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store and web site as of October 31, 2004.

A conference call will be held today to discuss third quarter results and will be web cast at 11:00 a.m. EST at: http://ir.urbanoutfittersinc.com/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=905406

Notes of the Company’s conference call presentation will be available on: www.urbanoutfittersinc.com.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

URBAN OUTFITTERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

(Unaudited)

	October 31, 2004	January 31, 2004	October 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$40,513	$67,194	$37,396
Marketable securities	46,402	19,979	21,544
Accounts receivable, net of allowance for doubtful accounts of $911, $651 and $705, respectively	13,635	6,711	6,478
Inventories	112,893	63,247	72,213
Other current assets	26,006	18,704	14,771

Total current assets	239,449	175,835	152,402
Property and equipment, net	148,026	121,919	123,023
Marketable securities	67,099	52,315	48,714
Deferred income taxes and other assets	9,548	9,526	8,863

	$464,122	$359,595	$333,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,744	$27,353	$31,260
Other current liabilities	38,280	30,409	28,004

Total current liabilities	82,024	57,762	59,264
Deferred rent and other liabilities	12,101	11,703	11,190

Total liabilities	94,125	69,465	70,454

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized; 81,221,292, 79,776,542 and 79,000,144 shares issued and outstanding, respectively	8	8	8
Additional paid-in capital	104,761	83,279	74,997
Unearned compensation	(5,349)	—	—
Retained earnings	268,318	204,905	186,476
Accumulated other comprehensive income	2,259	1,938	1,067

Total shareholders’ equity	369,997	290,130	262,548

	$464,122	$359,595	$333,002

URBAN OUTFITTERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except share and per share data)

(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2004	2003	2004	2003
Net sales	$216,353	$142,331	$576,127	$372,238
Cost of sales, including certain buying, distribution and occupancy costs	124,895	85,520	337,757	231,846

Gross profit	91,458	56,811	238,370	140,392
Selling, general and administrative expenses	48,276	33,333	132,672	90,753

Income from operations	43,182	23,478	105,698	49,639
Other income, net	576	198	878	692

Income before income taxes	43,758	23,676	106,576	50,331
Income tax expense	17,722	9,589	43,163	20,384

Net income	$26,036	$14,087	$63,413	$29,947

Net income per common share:
Basic	$0.32	$0.18	$0.79	$0.38

Diluted	$0.31	$0.17	$0.76	$0.37

Weighted average common shares and common share equivalents outstanding:
Basic	81,047,615	78,888,858	80,563,086	78,248,780

Diluted	84,076,256	81,507,826	83,407,996	80,257,298

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	57.7%	60.1%	58.7%	62.3%

Gross profit	42.3%	39.9%	41.3%	37.7%
Selling, general and administrative expenses	22.3%	23.4%	23.0%	24.4%

Income from operations	20.0%	16.5%	18.3%	13.3%
Other income, net	0.2%	0.1%	0.2%	0.2%

Income before income taxes	20.2%	16.6%	18.5%	13.5%
Income tax expense	8.2%	6.7%	7.5%	5.5%

Net income	12.0%	9.9%	11.0%	8.0%

URBAN OUTFITTERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Nine months ended October 31,
	2004	2003
Cash flows from operating activities:
Net income	$63,413	$29,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,347	16,055
Tax benefit of stock option exercises	10,040	1,945
Stock-based compensation expense	417	—
Changes in assets and liabilities:
Increase in accounts receivable	(6,914)	(3,213)
Increase in inventories	(49,590)	(23,355)
Increase in prepaid expenses and other assets	(7,309)	(1,709)
Increase in accounts payable, deferred rent and other liabilities	24,627	11,926

Net cash provided by operating activities	55,031	31,596

Cash flows from investing activities:
Capital expenditures	(44,755)	(24,245)
Purchases of marketable securities	(64,143)	(74,056)
Sales and maturities of marketable securities	21,323	25,945

Net cash used in investing activities	(87,575)	(72,356)

Cash flows from financing activities:
Exercise of stock options	5,676	5,896

Net cash provided by financing activities	5,676	5,896

Effect of exchange rate changes on cash and cash equivalents	187	133

Decrease in cash and cash equivalents	(26,681)	(34,731)
Cash and cash equivalents at beginning of period	67,194	72,127

Cash and cash equivalents at end of period	$40,513	$37,396